Exhibit 99.2

Participants

CORPORATE PARTICIPANTS

Pablo E. Paez

Executive Vice President-Corporate Relations, The GEO Group, Inc.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Blake Davis President, GEO Secure Services, The GEO Group, Inc. Ann M. Schlarb Senior Vice President & President-GEO Care, The GEO Group, Inc.

OTHER PARTICIPANTS
Joe Gomes Analyst, Noble Capital Markets, Inc. Mitra Ramgopal Analyst, Sidoti & Co. LLC	Nicholas Jarmoszuk Analyst, Stifel, Nicolaus & Co., Inc.

Management Discussion Section

Operator

Good morning and welcome to The GEO Group Third Quarter 2020 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] . After today’s presentation, there will be an opportunity to ask questions. Please note this event is being recorded.

I would now like to turn the conference over to Pablo Paez, Executive Vice President of Corporate Relations. Please go ahead.

Pablo E. Paez

Executive Vice President-Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s third quarter 2020 earnings results. With us today are George Zoley, Chairman, Chief Executive Officer, and Founder; Brian Evans, Chief Financial Officer; Ann Schlarb, President of GEO Care; and Blake Davis, President of GEO Secure Services.

This morning, we will discuss our third quarter results and outlook. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our Investor website at investors.geogroup.com. Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning.

Additionally, much of the information we will discuss today, including the answers we give in response to your questions may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws.

Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q, and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Pablo, and good morning to everyone. This morning we reported our third quarter results and increased our financial guidance for the fourth quarter and the full year. During the third quarter, we experienced a continuation of the favorable cost trends we’d had experienced in the second quarter, which resulted in better-than-expected financial performance. While we are encouraged by these favorable cost trends over the last two quarters, we continue to face operational and financial challenges associated with the ongoing COVID-19 pandemic.

Our frontline employees have continued to show incredible commitment and resilience as our company manages through these unprecedented times. From the outset of the pandemic, our facilities have implemented steps to mitigate the risks of COVID-19 to all those in our care and our employees, and we are continuously evaluating these steps.

We remain focused on procuring personal protective equipment, including face masks for all employees, inmates, and detainees at our residential facilities, and we have been steadily ramping up our diagnostic testing capabilities, most recently with the acquisition of 45 Abbott rapid test devices that we expect to have deployed to our GEO Secure Services facilities by the end of November.

Ensuring the health and safety of all of those in our facilities and our employees has always been our number one priority, and we believe the steps we have taken across our facilities and our focus on personal protective equipment and testing have allowed GEO to mitigate the risks associated with the pandemic. While we have continued our operations as an essential government services provider, the COVID pandemic has had a negative financial impact across several segments of our company.

Over the last two quarters, we have experienced a decline in overall occupancy levels at our federal facilities for ICE, US Marshal Service, and the Bureau of Prisons. Our GEO Care segment has also been impacted by lower occupancy levels across our re-entry centers, day reporting programs, and youth services facilities due to COVID-19. While occupancy levels have begun to stabilize, our expectation is that our ICE and US Marshals facilities as well as our GEO Care segment will continue to operate at lower occupancy levels through the end of the year.

With respect to the Federal Bureau of Prisons, we have previously announced that the agency had decided not to rebid the contract for our D. Ray James, Georgia facility as a result of declining federal populations in part due to COVID-19. During the third quarter, we entered into a four-month extension of this contract, which was previously set to expire September 30 as the Bureau evaluates its future capacity needs. Our updated financial guidance in the fourth quarter and full-year now reflects the extension of this contract through the end of January 2021.

During the third quarter, we also began the activation of the Golden State ICE Annex at McFarland, California, which we expect to achieve normalized operations by the end of the year. In a recent ruling this week, the US 9th Circuit Court of Appeals ruled unanimously that the conditional use permits issued by the City of McFarland for our Golden State and Central Valley annexes complied fully with all state legal requirements.

Additionally, on October 26, we entered into an operational contract modification to continue the process of activating the Desert View annex in California. And we remain hopeful to be able to activate the Central Valley annex also in California in the near future. We believe these positive milestones are representative of the stability and strength of our earnings and cash flows despite the challenges associated with COVID-19 pandemic.

We believe that our business is underpinned by long-term real assets – the real estate assets are supported by high-quality contracts for the provision of essential government services. We’ve provided these essential services to government agencies at the federal and state levels under both Democratic and Republican administrations and during times when either party has been in control the legislative branch of government. We expect that our company will be able to continue to provide valuable diversified services to the Federal Government under either political party following the upcoming elections.

As we have discussed last quarter, we also recognize that the current political rhetoric and mischaracterization of our role as a government service provider has created concerns regarding our future access to capital. We recognize the importance of capital preservation and debt repayment given the current environment.

To this end, our board of directors has reduced our quarterly dividend payments to $0.34 per share in order to apply our excess cash flows to paying down debt. Through the end of the third quarter, we have paid down approximately $80 million in net debt during 2020. And as we have previously stated, we expect to pay down approximately $100 million in net debt this year in hope to be able to allocate a minimum of $50 million in excess cash flow annually thereafter towards net debt repayment.

Additionally, we’re currently undergoing our annual budgeting process and expect to identify cost savings opportunities in the corporate and facility levels. We have also identified a number of company-owned assets and are exploring the potential sale of these assets to government agencies or to third party individuals.

At this time, I’ll turn over the call to Brian Evans to review our results, outlook, and liquidity position.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George. Good morning, everyone. Today we reported third quarter revenues of approximately $579 million and net income attributable to GEO of $0.33 per diluted share. Our third quarter results reflect a $300,000 pre-tax loss on real estate assets, a $1.5 million pre-tax gain on the extinguishment of debt, $1.9 million in pre-tax start-up expenses, $1.7 million in pre-tax close-out expenses, and $2.6 million in pre-tax COVID-related expenses. Excluding these items, we reported third quarter adjusted net income of $0.37 per diluted share. We also reported third quarter AFFO of $0.67 per diluted share.

Moving to our outlook, the COVID-19 pandemic continues to have a negative impact on several segments of our company. The pandemic has resulted in lower occupancy levels at several of our facilities and programs beginning in late March and continuing through the second and third quarters. While occupancy levels have begun to stabilize, we expect lower occupancy levels at our ICE and US Marshals facilities to continue through the end of the year.

Our GEO Care segment also continues to experience lower occupancy levels in our residential re-entry centers, day reporting programs, and youth services facilities, which we expect to continue through the end of the year. As George mentioned, the Federal Bureau of Prisons has extended our contract for our company-owned 1900-bed D. Ray James facility in Georgia through the end of January 2021. As we had previously announced, the Bureau had decided to not rebid this contract due to the decline in federal prison populations, driven in part by the COVID-19 pandemic.

Our revised guidance for the fourth quarter and the full year now reflects the four-month extension of the D. Ray James contract, which we had previously expected to expire on September 30. Our guidance also reflects the third quarter activation of our Golden State ICE annex in California, which we expect to achieve normalized operations during the fourth quarter of this year. For the fourth quarter, we expect net income attributable to GEO to be in a range of $0.23 to $0.25 and adjusted net income to be in a range of $0.24 to $0.26 per diluted share.

We expect fourth quarter AFFO to be between $0.55 and $0.57 per diluted share. For the full year, we expect net income attributable to GEO to be in a range of $1.07 to $1.09 and adjusted net income to be in a range of $1.21 to a $1.23 per diluted share. We expect full-year AFFO to be in a range of $2.43 to $2.45 per diluted share.

Moving to our capital structure, at the end of the third quarter, we had approximately $54 million in cash on hand. Approximately, $370 million in borrowing capacity is available under our revolving credit facility in addition to an accordion feature of $450 million under our credit facility.

With respect to our capital expenditures, we expect total CapEx in 2020 to be approximately $109 million, including $20 million for maintenance CapEx. The increase in our projected CapEx for the year is related to the anticipated activation process for our ICE annexes in California. This month, our board declared a quarterly dividend of $0.34 per share, or $1.36 per share annualized. This reduced dividend payment will allow us to balance providing value to our shareholders, while also preserving capital to be applied towards the repayment of debt.

During this year, we expect to repay approximately $100 million in net debt and starting in 2021, our goal would be to average at least $50 million in annual net debt repayments depending on how quickly our cash flows recover post-pandemic.

We are currently undertaking our annual budgeting process and expect to identify cost savings opportunities at the corporate and facility levels. Additionally, we have identified several company-owned assets and are exploring the potential sale of these assets to government agencies or to third party individuals.

At this time, I’ll turn the call over to Blake Davis for a review of our GEO Secure Services segment.

Blake Davis

President, GEO Secure Services, The GEO Group, Inc.

Thanks, Brian, and good morning to everyone. I’d like to provide you with an update on our GEO Secure Services business unit and our continued efforts to mitigate the risks associated with COVID-19. From the start of the pandemic, we’ve taken steps at all of our facilities, which are consistent with the COVID-19 guidance issued for correctional and detention facilities by the CDC. This guidance covers best practices, including the implementation of quarantine, cohorting and medical isolation procedures and educational guidance to our employees and individuals in our care on the best preventative measures. We continue to exercise paid leaves and paid time-off policies to allow our employees to remain home if they exhibit flu-like symptoms or to care for a family member.

We have continued to focus our efforts on increased sanitation measures and the deployment of personal protective equipment, including face masks for all of our employees and all those in our care. We’ve also increased testing at all of our facilities and have recently begun deploying Abbott rapid test devices to our secure services facilities. We are testing a larger percentage of inmates and detainees during the intake process and through the month of October, we have conducted more than 41,000 tests at our facilities.

We are continuously evaluating the steps we have taken, and we’ll make adjustments to these steps as appropriate and necessary based on updated guidance by the CDC and other best practices. We remain incredibly grateful for our frontline employees who continue making daily sacrifices to report to work and provide high-quality and compassionate care for all of those in our facilities.

Before I turn the call to Ann, I would like to briefly discuss a few operational highlights. In the third quarter, we began the activation of our company-owned Golden State ICE Annex in California, which we expect to achieve normalized operations during the fourth quarter of 2020. Effective this week, we also entered into an operational contract modification to continue the process of activating the Desert View ICE Annex in California, and we remain hopeful to be able to activate our company-owned Central Valley California Annex in the near future.

During the third quarter, we also entered into a 4-month extension through the end of January 2021 with the Federal Bureau of Prisons for our D. Ray James, Georgia facility. This contract was previously set to expire on September 30. Additionally, we recently completed the deactivation of our out-of-state contract with the State of Idaho at the Eagle Pass, Texas facility.

We have entered into an agreement with the United States Marshal Service for the use of Eagle Pass during 2021. Finally, in Australia, we have now completed a 480-bed expansion at the Junee Correctional Center, increasing total capacity to 1,280 beds and a 137-bed expansion at the Fulham Correctional Centre, bringing total capacity to 1,045 beds.

At this time, I will turn the call over to Ann for a review of GEO Care.

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

Thank you, Blake, and good morning everyone. I’d like to provide you with an update on the continued steps we are taking to mitigate the risks of COVID-19 across our GEO Care business unit. Consistent with the efforts undertaken by our GEO Secure Services facilities, we have issued COVID-19 guidance for all of our residential facilities in GEO Reentry and GEO Youth Services, consistent with the guidance issued by the CDC. This guidance includes quarantine and cohorting policies and procedures as well as educational guidance to our employees and all individuals in our care on the best preventative measures to mitigate the spread of COVID-19. We have focused our efforts on increased sanitation measures, deployment of personal protective equipment, including face masks and testing.

We continue to exercise paid leave and paid time off policies to allow our employees to remain home if needed, and we have implemented additional screening measures for entry into our facilities. We continuously evaluate these steps, and we’ll make adjustments as appropriate and necessary based on updated guidance by the CDC and other best practices.

The COVID-19 pandemic has had a negative impact on several of our residential reentry centers and nonresidential day reporting programs, which continue to experience lower occupancy and referral levels. The pandemic has also impacted occupancy levels in our Youth Services segment; and as we previously disclosed, COVID-19-related challenges led to the closure of our Hector Garza facility in Texas during the third quarter.

Notwithstanding these unprecedented challenges, we have had several recent positive highlights. During the third quarter, we completed the reactivation of our company-owned Park View Center in Alaska under a new 112-bed contract with the Alaska Department of Corrections. We also recently activated 11 new day reporting program sites in Tennessee with a capacity to serve approximately 2,900 participants under a new contract with the Tennessee Department of Corrections.

These recent milestones are indicative of the resilience of our GEO Care divisions, which have remained focused on delivering high-quality services to the participants in our care on behalf of our government agency partners. We remain very proud of our frontline employees who continue to report to work every day to deliver rehabilitation and reentry programming to those in our care, often in new and innovative ways, including through virtual technologies.

At this time, I’ll turn the call back to George for his closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Ann. We are incredibly proud of all of our employees whose daily commitment and dedication we believe has allowed our company to mitigate, the risks of the unprecedented global COVID-19 pandemic. Despite the significant challenges associated with COVID-19, we believe that our earnings and cash flows remain strong and our business is supported by long-term real estate assets and high-quality contracts entailing essential government services.

We’ve provided a high-quality essential services for more than 30 years under both Democratic and Republican administrations and under Chambers of Congress controlled by both parties. We believe that our company will continue to be able to provide innovative and diversified services to the Federal Government under either party following the upcoming election. We recognize that the current political rhetoric and mischaracterization of our role as the government services provider has created concerns regarding our future access to capital, but our board has taken steps to reduce our quarterly dividend payments in order to preserve capital and allocate our excess cash flows towards debt repayment.

Our management team remains focused on effectively allocating capital, and we believe that these steps will allow us to balance providing value to our shareholders, while focusing on paying down debt and deleveraging.

That completes our presentation. We would be glad to address any questions. [Operator Instructions]

Question And Answer Section

Operator

The first question comes from Joe Gomes of Noble Capital. Please go ahead.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Good morning and thanks for taking my questions.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Good morning.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Just wanted to start on the big picture and you’ve talked a little bit about it. I don’t know if you give a little more color or detail on this election and what your guys thoughts or what you’re preparing for if Biden wins versus Trump wins. Biden has made some comments about eliminating the use of private companies, just trying to get a little more color detail on what your thoughts are and what you guys are looking at going forward after the election?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

It wouldn’t be appropriate for us to speculate on the potential outcome of the presidential election. But as we’ve mentioned earlier, we’ve provided a high-quality essential services to the federal government for more than 30 years under both Democratic and Republican administrations and under different controls of Congress by both parties. So we grew fairly steadily under the Obama-Biden administration previously.

And unless there is a major change in border security, I don’t know that there will be much changes. So we will look at whether there is actual policy differences that applied to our business as if there is a change of parties, but otherwise, we just continue to do our job and try to do our best to mitigate the COVID-19 pandemic. But as we’ve stressed, we have three-and-a-half decades of high-quality services under both parties.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. Thank you for that. And on the D. Ray James, obviously, congrats on getting the extension there, but what changed at least in your guys’ opinion from the BOP saying in the second quarter, basically saying, we don’t need the facility anymore to all of a sudden and saying, oh, wait a minute, we’ll give you at least four more months on the facility that we need it. What happened or what turned around there on the BOP side?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

We obviously can’t speak for the BOP, but we would hazard to guess that being in the middle of COVID-19 pandemic may have something to do about shutting down a facility and having to transfer a lot of people to other facilities, which would be very problematic.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. And you mentioned again, congrats on some of the recent activations here at Golden State and Desert View this week. You mentioned that Desert View was a contract modification, what modifications were made for that?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

That will involve the use of the facility in part by the US Marshals Service.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. Okay. On Eagle Pass, you talked about the US Marshals Service will be using that in 2021.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Yes.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Are there any major differences in that contract versus the other contracts, maybe that were signed 6, 9, 12 months ago, and just reflecting the COVID situation in declining populations that have occurred or is there contract pretty much similar to the previous contracts that you have signed with the US Marshal Service?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, they’re very different clients. One is the state client with a fairly stable population and the other one is a Federal agency that is holding pre-sentence criminals and with where there is a lot of turnover of those individuals inside the facility. So operationally, it’s a very different kind of situation, but financially, they are very similar.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. And I know in many industries, given what’s going on here with the pandemic has stressed state budgets significantly, as you guys have contract renewals coming up, has there been pushback from the state in terms of pricing or is it they’re taking more of a wait-and-see approach given the pandemic, just any color or detail there would be appreciated.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

I think the states are taking a wait-and-see approach, particularly with regard to whether there will be a second stimulus bill passed. And many, if not most of the states are not currently in session. They will be reviewing their budgets early next year.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. And have you made any progress in any of the property sales that you’ve talked about last quarter and again today?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, we’ve progressed in identifying facilities and trying to group them between potential sales to governmental agencies versus third parties due to their real estate value in their particular locations. So we don’t have a sale as yet, but we are positioning and progressing in our execution of that strategy.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. And one last one from me and I’ll get back in queue. Thank you for all the answers to my questions. Just I know in the last quarter you guys had talked about some of the other opportunities out there, one was in Nebraska, just trying to get a little update there? And is there anything else that has popped up since the second quarter that is in the pipeline that could be potential new opportunities for you guys?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

I think the Nebraska RFP is moving forward, but it’s kind of slow at this point.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

ICE has issued a request for information for location of capacity in the Northeast, and we are preparing to respond to that.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay, great. Thank you very much. Appreciate it.

Operator

The next question is from Mitra Ramgopal of Sidoti. Please go ahead.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Yes, hi, good morning. Thanks for taking the questions. First, I just wanted to get a sense on the cost trends you’re seeing. I know obviously on one side you’re incurring increased spending related to COVID, but I think you’re benefiting recently from lower medical cost, et cetera. And I was just wondering how it had fared in 3Q, given that we are hearing that elective procedures are starting to pick up, et cetera, if that’s becoming less of a tailwind for you?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, we still had experienced a fair amount of that in third quarter, the main savings areas have been labor just due to lower occupancy levels in the facility. So we’ve been able to manage that differently and reduce over time and then secondarily has been the medical off-sites as we’ve discussed before. We are starting to see I think some return to normalcy, but I don’t think it’s moved all the way back to where it was pre-COVID, but we are seeing some of that. And we’ve been – for the balance of this year, I think we’ve been cautious in how much additional credit we’ve taken for that in the fourth quarter.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. Thanks. And as it relates to the incremental expenses related to COVID, are you able to pass that on at any level in terms of whether it’s new contract negotiations or pricing?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

A little bit of it, it depends. We haven’t – the pro forma adjustments don’t include anything that we can pass on to the customer. I’d say that’s our net cost. So we’re working that side of it, but it’s limited what we’ll be able to pass on that which we can, we’re working to do that.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. And then, just coming back to the contract retention, obviously, this year it’s going to be down versus what we’ve seen historically. Just wanted to get a sense in terms of obviously with COVID, it seems – it’s still – it’s going to be disruptive at least next few quarters with the recent surges, just sense us how you view contract retention in terms of maybe that picking back up potentially in 2021 and beyond?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, as you know, the contract retention rate in the industry is very high. We had the one contract that wasn’t renewed as George discussed earlier, the D. Ray James facility. The other one that I think of that material was the Eagle Pass facility, but those were out of state inmates and it’s pretty typical within the industry for those beds to go back to their state of origin or whatever, or they needed more capacity and we just couldn’t provide that. So that’s why they moved away, but we’ve already, as George discussed and Blake discussed, are expecting to be able to activate that facility with the US Marshal Service.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. That’s great. And as it relates to capital allocation, I know debt reduction remains the priority right now, but given where the stock is at, I was wondering if maybe share repurchase is something that might also be on the table in terms of use of capital at this point?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

I think, you know, it’s always it potential but our main focus is, as George indicated, maintaining the dividend, which is returning something to shareholders focusing on debt repayment and then we do still see that we’ll have a need for some growth investments. So as we mentioned during the call, we increased our expected capital outlay for this year related to the activation of the facilities in California for ICE. So it’s possible, but I’d say, it’s farther down the rung right now of where we’re going to allocate capital towards.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. No, it is fair. And then on the CapEx allocation, obviously, it’s higher this year. And you’re still going through the budget process for next year, but is it fair to assume we probably see it return to more normal levels?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, I think we’ll see it step down some next year, there still may be some of this capital related to the ICE project in California. And then, as we’ve previously discussed, we also have some replacement of equipment in the electronic monitoring business as a result of changing technology there. So it will still have some reasonable amount of CapEx next year, but it will be less than this year. How much, I can’t say exactly, probably at least $20 million.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. Thanks. And then, finally, just on a big picture. As a result of COVID, I was just wondering if – just from a competitive environment as it relates to being able to bring on new business, et cetera, how would you characterize it?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, we are developing new businesses. Our new announcements regarding the ICE annexes has taken place. One is fully activated. Another one is expected to be activated this year, and a third will be activated we believe shortly at the beginning of next year. And then, our Eagle Pass facility is – we expect the Marshal Service to activate that facility at the beginning of next year as well. So we have a lot of continued growth issues that as Brian just said, we have to spend some money to repurpose these facilities for the particular client. And we’re glad to do so. We’re glad we have this growth opportunity.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. Thanks again for taking the questions.

Operator

The next question is from Nick Jarmoszuk of Stifel. Please go ahead.

Nicholas Jarmoszuk

Analyst, Stifel, Nicolaus & Co., Inc.

Hi, good morning. Wondering if you can give an update on the asset sale figure proceeds. I believe last quarter, as mentioned, it could be up to $100 million. Is that still the right ballpark to think about?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Yes, I think that’s the number we’re targeting that wouldn’t necessarily all be in one year. But over a several year period, we think we can maybe achieve that.

Nicholas Jarmoszuk

Analyst, Stifel, Nicolaus & Co., Inc.

And then how should we think about proceeds, where would they be applied to?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, we’ll apply those to reducing debt, as we talked about before. Typically, just from a flexibility perspective, we’ ll reduce the revolver, and then over the longer term, we may be able to reduce some of the bonds outstanding.

Nicholas Jarmoszuk

Analyst, Stifel, Nicolaus & Co., Inc.

Question on the D. Ray James facility, what’s your estimate for how long it takes to relocate the entire population? What I’m getting at is, could there be another extension?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

That’s a call by the Bureau of Prisons, but right now, we’re looking probably at about a three months demobilization plan and that can always be extended by the Bureau of Prisons. A lot of it depends on the COVID environment. And if it improves on the Federal side and how things progress with a vaccine or just general medical care.

Nicholas Jarmoszuk

Analyst, Stifel, Nicolaus & Co., Inc.

Within the facility, have you seen any actions that they are winding down operations there or is it more business as usual?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

We have reduced the number over the last few months and then it stalled for about 30 days, while we reassessed and the Bureau does have plans to demobilize at a very gradual pace. As I stated, that pace will be dictated by their need in this COVID environment.

Nicholas Jarmoszuk

Analyst, Stifel, Nicolaus & Co., Inc.

And then with the other facilities, could you provide an estimate for how many of them are generating the contracted minimums?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

When you say generating the contracted minimum, the facilities that are at or below their contract minimums?

Nicholas Jarmoszuk

Analyst, Stifel, Nicolaus & Co., Inc.

Yeah.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

So all of our BOP facilities, for except maybe one, are full fixed price contracts. So there are always 100% of the revenues. I think there is one that’s still an older version of the contract is 95% guarantee. All of our ICE contracts except one I believe have minimum fixed payments per month. And given ICE’s operating tempo right now, all of those facilities are at or below their minimum occupancy. And that’s what we’ve assumed for our forecast for the year. Starting, we did that back in the second quarter when we revised our forecast.

And then our Marshals contracts, it’s a mix.

Some of them have the fixed payments, some of them don’t. The Marshals populations are down some, but not as much as ICE. And then lastly, most of our state contracts have some sort of fixed component as well. And the state populations have stayed -have come down a little bit, but are still quite a bit higher than the Federal populations outside the BOP, and they’re more in line with their traditional averages.

Nicholas Jarmoszuk

Analyst, Stifel, Nicolaus & Co., Inc.

So with the 21 outlook and the budget you’re putting together, how can we think about upside/downside between there being the COVID resolution and an effective vaccine and stabilization of – for overall infection rate versus a pandemic that extends for still a number of quarters. What’s the – how can we think about the upside/downside scenario there?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, obviously, we’re still in the middle of the – we’re still building our budget. We’re going to be flexible around COVID, what’s going on in the market, but I think from a planning perspective that we’re going to go based on what we know today. There is talk about vaccines and that, but nothing in the market. So we’ll continue to sort of I think apply the more the current status quo, maybe we’ll see some improvement late next year, but there is no public information that would say otherwise currently. So we think that’s the most prudent and cautious way to do our planning for next year.

Nicholas Jarmoszuk

Analyst, Stifel, Nicolaus & Co., Inc.

And then, last question just on the 22 notes, can you talk about how you think about the refinancing options there?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, as we said before, we have liquidity under the revolver.

We will continue to monitor the market. And if there seems to be an opportunistic time to go either do a refinancing from using another bond or we may look at alternative structures like a convertible note or something like that, but we think that there is there is definitely access in capacity to be able to replace those notes or take them out.

Nicholas Jarmoszuk

Analyst, Stifel, Nicolaus & Co., Inc.

Thank you.

Operator

The next question is from Matthew Larson of National Securities. Please go ahead.

Thanks, guys, for taking my call. I’ve got questions more on the big picture, all right? You guys are essentially a landlord and you have a tenant which fortunately pays all their bills. I live in New York City and there is long-term landlords who own skyscrapers and what-have-you, and nobody showing up at the office. And no one’s paying rent. When I say no one, I don’t mean literally, but – so based on whatever cap rate that these buildings were worth certainly are less and the future is going to look a little different. We don’t know how much space is going to be required and how many inmates aren’t coming back to the prison.

Okay, if I can make the analogy with you all whereas some inmates have been let out because of COVID, prison reform, or liberal, I’ll say, a little more progressive sorts of notions about just letting people out early. But at least your tenants have been paying. And I assume we’ll get through this. And I assume there will be a need for prisons. And it might be reduced. But the rhetoric we’ve seen has been on the federal level.

And if I’m not mistaken, 80% plus of your contracts are with states and if states budgets are stretched, it seems to me they’d be more interested in spending whatever monies they have on education, infrastructure, things like that, and outsourcing prison or detention centers would be preferable versus taking it on themselves or building a new facility.

Is that an accurate statement about the state of affairs of your business? It’s depressed because every real estate-oriented business is depressed. And yours seems – the prices of your stock and your main public competitor are certainly down dramatically as if they’re going out of business. Actually, I shouldn’t say things like that. But as if they’re malls or something like that, which people may not ever go back to.

With that in mind, is there a sense that states will continue to keep you as clients regardless of what one administration might feel about for-profit prisons, and therefore, it doesn’t affect the bulk of your business?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, in our 35-year track record, we have a retention track record of over 90% because we are a essential government services provider at the Federal and state levels. And at the state levels in many cases, states have preferred allowing the private sector to come in and use private sector financing to build these new facilities that were needed because of overcrowding situations in their own prisons. That benefited them by allowing them to use their scarce financial resources to apply to other areas like building schools. So we’re glad to have done that over the last three decades and expect that we will continue to be favored to do that.

At the federal level, there is – we operate on behalf of three federal agencies, the BOP, the Marshal Service, and ICE. BOP is an operator and they have their own facilities, and our facilities have been a supplement to theirs, holding primarily criminal aliens. For the Marshal Service and ICE, they are not operators. They depend on either the private sector or in combination with the public sector to provide the capacity for their needs. And we’ve been doing that for 35 years. And we expect to continue to do that, because they don’t have their own facilities. They are not operators. Unlike the BOP which has its own facilities, US Marshal Service and ICE have used primarily the private sector and the public sector to provide them with facilities and capacity to carry out their responsibilities. And we’ve been a major player in that scenario.

Matthew Larson

National Securities

All right. So then I could draw from that, right now the border is shut down more than what it would normally be because of COVID. In the same way, I can’t fly to Paris because they are not going to let me land or I’d have to quarantine myself. There is greater restriction of people coming over the border, you don’t seem to hear about a border crisis anymore from either side of the aisle.

But if one administration got in if Democratic administration came in and they’ve been the ones who have been more likely to talk about doing away with the for-profit prisons one could generalize that may be the border openings would be more porous and there would be a need to house these folks in detention centers until their individual situations are adjudicated, all right?

So it seems to me that that could actually – since you said ICE doesn’t have any facilities on their own, they would need people like yourself. So I’ll just make it as a comment. And unless it’s – you feel that that’s completely way off, then a lot of the concern – not a lot, some portion of the concern of shutting down or not doing business with private prisons is maybe ever blown because if ICE doesn’t have their own, they’re going to need somebody and you’ve been there for decades. And as long as you’re supplying a fair and competitive product, then presumably you’ll still get some business from ICE regardless of who is in the – whose administrations in the White House, is that reasonably accurate thing to say?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

I think it is. As long as there is a policy of Border Enforcement, we will play – continue to play a role in supporting that policy.

Matthew Larson

National Securities

Okay. And then, another thing that has been an issue is that you’ve essentially been red-lined by all the major banks where they just don’t want to loan to you presumably for politically correct reasons or they just don’t need the bad press, which to me is, I’m kind of a libertarian. I think that’s discriminatory and essentially, it’s redlining. Is there any sort of legal recourse you might have about having some of the financing markets closed down to you, just simply because you’re in a business that JPMorgan doesn’t feel they need the bad press?

A is, is that something that could be brought up, since you are supplying needed service for most people I think would believe that, some people feel that – I mean, some people feel that any sort of – I really don’t understand the point of the folks that feel that a for-profit prison is some sort of a bad thing unless you’re supplying a substandard service.

But I guess I’m just talking about the financing thing. Is that something that seems discriminatory to you and maybe there is some recourse? But secondarily, is there plenty of money out there albeit maybe at a higher cost from private equity – or private sources who really don’t care about politicians spinning something in some way. So that regardless of the political winds going forward you will always have access to some capital, it’d just be more expensive, which might cut into your bottom line. Is that also an accurate thing to say?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

So this is Brian. First on the question of discriminatory lending and whatnot, there’s been some discussion at the federal level, I think, from the Office of the Currency of the Comptroller and some of the US members of the Senate Finance Committees, et cetera, pressing that issue. And I think we’ll just have to see how it works out. Our industry isn’t the only one who’s been facing that issue. We’re a smaller industry, but the oil and gas industry has been facing that sort of pressure as well. The gun industry and the ammunition industry is facing that.

So there is a number of different industries that have – that as you point out are all legal industries providing lawful services, et cetera. And we’ll just have to see how that works out. But we’re obviously monitoring that situation.

And then, as far as the capital markets, we do continue to believe that we’ll have access as you said, the prices may be higher, but that’s part of the reason why we’re focusing on making some modest debt reduction also to offset those potential higher prices. And I think as the political rhetoric and situation stabilizes that will also help with the prices in the market over time.

Matthew Larson

National Securities

All right. And just one or two other things, because I’m trying to look at the whole – big picture here, particularly because of the level of your company’s stock price, I know that’s probably looked at pretty closely by you all. I know that George made some very large stock purchases this year. Nobody knows the business better than him. This is George I’m speaking with? I’m not sure.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Yes, it is.

Matthew Larson

National Securities

Okay. I’m sorry. So you certainly know the business better than anybody. And I guess what I’m saying is that, if the public markets currently are not rewarding you all for your earnings power or the fact that you have AAA tenants paying you rent even though they might need a little less space going forward because of COVID, or prison reform, or who knows what, or a closing of the border. At some point that will stabilize and I would assume you would rationalize your capacity. But one way to do that would be to sell some of your facilities to the states or the Federal government, if they want to manage it themselves, I guess I’ve read up or I’ve gotten – I’ve been on the impression that you’re facilities are perhaps superior to some of the ones the states own or the Feds might own that are decades old.

And if it’s anything like public schools versus private schools here in New York, there is a significant difference in quality. So if necessary, are these facilities you could sell so that one could put kind of a floor under what the value of your company is regardless of whether you were shut down to a greater degree because we live in very unusual times and you have no – one has no idea what some administration might do just to score some points, or if they just completely open up the jail doors to – in the name of prison reform.

So is that A, an option? And B, if your stock prices don’t – if your stock price doesn’t recover, could you just go private? A private equity firm who may not care – a multi-billion dollar private equity firm may not care about public opinion. They realize it’s a long game 10 or 15 years, administrations come and go. I also can say this Obama, his talking point when he was trying to get elected in LA, was he was going to close Guantanamo in eight years, he never did. So that these things really never come off and with all the problems facing, any numerous administration, it seems to me closing for-profit prison has got a rank pretty far down there. We have bigger things facing our country than that. So do you feel there’s private equity money out there that would pay a premium for you all if the public markets are not rewarding you for your earnings capability?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

A lot of good questions. But we’re not going to make any dramatic situations in a transitional period that I think the country’s sense. The economy is in a transitional period because of this pandemic, and people will have to see beyond where we are now to normalization to set a path forward, and not to overreact to temporary circumstances. We’ve been around for 35 years on – I hope, we’re around another 35 years. And we’ll just work our way through this.

And the way we do it has been through what we believe is our track record for operational excellence. Yeah, we do have the best facilities of the kind we operate in the world, whether they’re state facilities or Federal facilities. So we’re proud of the facilities we operate. Yes, they are better than our counterpart governmental facilities and the asset value of those facilities is probably $4 or $5 billion. But we’re not going to be reckless in cashing them in a stressful time that’s just transitionary. It’s not appropriate. There’s no need to make these dramatic decisions when you’re going through a period that’s stressful to the economy and to the political situation at the federal and state levels, but we have a lot of options. We’re aware of what those options are. And we will monitor the situation and take action as necessary.

Matthew Larson

National Securities

Okay. That’s just kind of what I wanted to hear because when stocks get into the single digits and they’re heading south, a lot of it is just probably just selling by endowments or foundations or who knows public pension plans, or just momentum selling that could be putting in a climactic low. And so what I wanted to hear is what you told me is that you have facilities that have significant value. It’s not as if you’re – I’m not suggesting one sell them or anything like that.

What I’m saying is that in the worst-case scenario, you have assets that someone is going to value at some point. And even if you lease them out to state or federal people and let them run them, they represent an asset that has a long life ahead of them. And so that investing in – stocks trading in the single digits that have never really been there in years, one has to know their downside. And it’s my sense that if one can have a five-year viewpoint or 10-year, then that’s the time to consider them strongly. And so I’m just trying to figure out what the data says.

It sounds like you do have access to some financing if necessary, even if it costs you a little more, whether it’s convertible, or through other sources. You have assets that have value on their own. And going forward, society will be as it is, there’ll be a need for housing prisoners or people coming over the border or who knows what. And you all have been supplying that service for 35 years. There’s no reason to think that you won’t be for the next 35 years or so.

All right. Thanks so much for answering my questions, and I guess letting me to, I guess, express a little bit of my – just opinion, if nothing else. So I’ll move on and let somebody else ask their question.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you for those questions.

Operator

The next question is from Bill Fang of New York Life. Please go ahead.

Yes, hi. Can you hear me? Thank you. Hello.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Yes, we can hear you.

Bill Fang

New York Life

Great. Yes, thank you for taking my questions.

[indiscernible] have concern about political. I don’t want to ask that. I just want to ask, assuming no big political headwinds to us, just considering about the COVID, I think in the short term, it’s going to be – continue to have some pressure but there should be no problem [indiscernible] or any other, but do you see – I mean, like a turning point and what’s the upside growth in the longer view, two years later or after vaccine? Is there a lot of upside?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Yeah.

Once the vaccine is made available nationally, we think there’ll be a restoration of normal enforcement policies, and we would have higher occupancies at our facilities and restore revenues that we’ve seen decrease during this pandemic. So by many estimates, that will occur sometime next year.

Operator

That concludes our question-and-answer session. I would like to turn the conference back over to George Zoley for closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, thank you for those exciting questions, and we’ll look forward to addressing you in the next quarterly conference call. Thank you.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.